AMENDMENT NO. 2
TO THE
SUPPLEMENTAL RETIREMENT PLAN
FOR EMPLOYEES OF
WEBSTER BANK

The Supplemental Retirement Plan for Employees of Webster Bank, as amended and restated effective as of January 1, 2003, is hereby amended as follows:

(1) Effective as of September 1, 2004, the third paragraph of the section of the Plan entitled “General” is amended to read as follows:

The benefits provided by the Supplemental Plan are the following:

(1)	a supplemental retirement income which equals the following:

(A)	with respect to all eligible employees other than the Chairman and Chief Executive Officer of the Bank and the President of the Bank who are in office on January 1, 2004, the excess of: (i) a retirement benefit payable in accordance with the terms of the Pension Plan, but determined: (A) without regard to the limitations of Section 415 of the Internal Revenue Code of 1986, as amended (the “Code”); (B) without regard to the limitations of Code Section 401(a)(17); and (C) based on the definition of compensation set forth in the Pension Plan that is applicable to the period on and after September 1, 2004, but applying such definition to the eligible employee’s entire period of employment; over (ii) the retirement benefit actually provided by the Pension Plan; and

(B)	with respect to the Chairman and Chief Executive Officer of the Bank and the President of the Bank who are in office on January 1, 2004, the excess of: (i) a retirement benefit equal to 60% of his high five year average compensation, pro rated for termination of employment prior to age 65 and determined: (A) without regard to the limitations of Code Section 415; (B) without regard to the limitations of Code Section 401(a)(17); and (C) based on the definition of compensation set forth in the Pension Plan that is applicable to the period on and after September 1, 2004, but applying such definition to the eligible employee’s entire period of employment; over (ii) the sum of: (A) the retirement benefit actually provided by the Pension Plan; (B) projected Social Security retirement benefits commencing at age 65; and (C) any retirement benefits payable under a prior employer’s defined benefit pension plan;

and

(2) an amount of deferred compensation, based on the amount of matching contributions which an employee would have been allocated under the 401(k) Plan, but determined: (i) without regard to the limitations on annual elective deferrals imposed by Section 401(k) and Section 402(g) of the Code; (ii) without regard to the limitations on matching contributions imposed by Section 401(m) of the Code; (iii) without regard to the limitations of Section 415 of the Code; (iv) without regard to the limitations of Code Section 401(a)(17); and (v) based on the definition of compensation set forth in the 401(k) Plan that is applicable to the period on and after September 1, 2004.

(2) Effective as of April 21, 2004, Section 5 of Article I of the Plan is amended to read as follows:

Section 5. “Change in Control” means the occurrence of any of the following events:

(a) Any person becomes the beneficial owner of twenty five percent (25%) or more of the total number of voting shares of the Corporation;

(b) Any person becomes the beneficial owner of ten percent (10%) or more, but less than twenty-five percent (25%), of the total number of voting shares of the Corporation, unless the Federal Reserve Board (the “FRB”) has approved a rebuttal agreement filed by such person or such person has filed a certification with the FRB;

(c) Any person (other than the persons named as proxies solicited on behalf of the board of directors of the Corporation) holds revocable or irrevocable proxies, as to the election or removal of two or more directors of the Corporation, for twenty-five percent (25%) or more of the total number of voting shares of the Corporation;

(d) Any person has received the approval of the FRB under the Bank Holding Company Act, as amended (the “Holding Company Act”), or regulations issued thereunder, to acquire control of the Corporation;

(e) Any person has received approval of the FRB under the Federal Deposit Insurance Act, as amended (the “Control Act”), or regulations issued thereunder, to acquire control of the Corporation;

(f) Any person has commenced a tender or exchange offer, or entered into an agreement or received an option, to acquire beneficial ownership of twenty-five percent (25%) or more of the total number of voting shares of the Corporation, whether or not the requisite approval for such acquisition has been received under the Holding Company Act, the Control Act, or the respective regulations issued thereunder;

(g) As a result of, or in connection with, any cash tender offer or exchange offer, merger, or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Corporation before such transaction shall cease to constitute at least two-thirds of the board of directors of the Corporation or any successor corporation; or

(h) The Corporation’s beneficial ownership of the total number of voting shares of the Bank is reduced to less than fifty percent (50%).

Notwithstanding the foregoing, a Change in Control will not be deemed to have occurred under Section 5(b), Section 5(c), Section 5(d), Section 5(e) or Section 5(f) of Article I if, within thirty (30) days of such action, the board of directors of the Corporation (by a two-thirds affirmative vote of the directors in office before such action occurred) makes a determination that such action does not and is not likely to constitute a Change in Control of the Corporation. For purposes of this Section 5 of Article I, a “person” includes an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, unincorporated organization, joint-stock company or similar organization or group acting in concert. A person for these purposes shall be deemed to be a beneficial owner as that term is used in Rule 13d-3 under the Securities Exchange Act of 1934.

(3) Effective as of September 1, 2004, Section 2(b)(ii) of Article II of the Plan is amended to read as follows:

(ii) For purposes of Section 2(b)(i)(A) of Article II, an Employee’s targeted monthly retirement income is a monthly benefit commencing on the Employee’s normal retirement date and payable as a single life annuity equal to: (A) 60%, multiplied by (B) the ratio (but not greater than one) of the number of the Employee’s years of vesting service as of the date of his termination of employment to the number of years of vesting service that the Employee would have had if his termination of employment had occurred on his normal retirement date; and multiplied further by (C) the Employee’s high five year average monthly compensation (as determined under Section 2(b)(iii) of Article II). For purposes of this Section 2(b)(ii) of Article II, years of vesting service and normal retirement date shall be determined under the terms of the Pension Plan.

(4) Effective as of September 1, 2004, Section 2(c) of Article II of the Plan is amended to read as follows:

(c) In computing an Employee’s adjusted monthly retirement income under Section 2(a) of Article II and an Employee’s targeted monthly retirement income under Section 2(b) of Article II, the Employee’s compensation shall be based on the definition of compensation set forth in the Pension Plan that is applicable to the period on and after September 1, 2004, but applying such definition to the eligible employee’s entire period of employment.

(5) Effective as of September 1, 2004, Section 2(d) of Article II of the Plan is amended to read as follows:

(d) For purposes of calculating the monthly amount of an Employee’s Supplemental Retirement Income pursuant to Section 2(a) of Article II, an Employee’s adjusted monthly retirement income as determined under Section 2(a)(ii) of Article II and actual monthly retirement income under the Pension Plan shall each be based upon the actuarially equivalent single life annuity form of payment commencing at normal retirement date (as determined under the terms of the Pension Plan).

For purposes of calculating the monthly amount of an Employee’s Supplemental Retirement Income pursuant to Section 2(b) of Article II, an Employee’s targeted monthly retirement income as determined under Section 2(b)(ii) of Article II, actual monthly retirement income under the Pension Plan and projected monthly Social Security retirement benefits commencing at age 65 shall each be based upon the actuarially equivalent single life annuity form of payment commencing at normal retirement date (as determined under the terms of the Pension Plan). However, the monthly retirement benefits payable under any defined benefit pension plan maintained or previously maintained by a prior employer of the Employee shall be used unadjusted in calculating the Employee’s Supplemental Retirement Income, and shall not be actuarially adjusted to reflect a single life annuity form of payment commencing at normal retirement date.

Actuarial equivalence shall be determined by applying the actuarial factors set forth in the Pension Plan.

(6) Effective as of September 1, 2004, Section 2(c) of Article III of the Plan is amended to read as follows:

(c) In computing an Employee’s adjusted matching contributions under Section 2(b) of Article III, the Employee’s compensation shall be based on the definition of compensation set forth in the 401(k) Plan that is applicable to the period on and after September 1, 2004. Pursuant to such definition, the Employee’s compensation: (i) shall include all of the Employee’s regular salary, overtime, commissions, bonuses, and pre-tax contributions made to the 401(k) Plan, to an employee benefit plan under an arrangement described in Section 125 of the Code or to a qualified transportation fringe benefit plan described in Section 132(f)(4) of the Code; but (ii) shall exclude taxable car benefits, taxable reimbursements (such as moving expenses), taxable fringe benefits (such as the cost of excess group term life insurance), and any taxable income realized in connection with the exercise of a nonqualified stock option, the disqualifying disposition of stock received under an incentive stock option, or the grant or vesting of restricted property. In addition, if an Employee elects to defer all or any portion of his or her compensation, such deferred compensation shall be included in the Employee’s compensation during the calendar year in which it would have been paid to the Employee but for the deferral election.

Notwithstanding the above, for the period prior to January 1, 2004, the Employee’s compensation: (i) included all of the Employee’s regular salary, overtime, commissions, bonuses, pre-tax contributions made to the 401(k) Plan, to an employee benefit plan under an arrangement described in Section 125 of the Code or to a qualified transportation fringe benefit plan described in Section 132(f)(4) of the Code, taxable reimbursements (such as moving expenses), taxable fringe benefits (such as the cost of excess group term life insurance), and any taxable income realized in connection with the exercise of a nonqualified stock option, the disqualifying disposition of stock received under an incentive stock option, or the grant or vesting of restricted property; but (ii) excluded taxable car benefits. In addition, if an Employee elected to defer all or any portion of his or her compensation, such deferred compensation was included in the Employee’s compensation during the calendar year in which it would have been paid to the Employee but for the deferral election.

(7) Effective as of September 1, 2004, Section 4 of Article IV of the Plan is amended to read as follows:

Section 4. The Bank may amend or terminate the Supplemental Plan at any time; provided, however, that any such amendment or termination shall not adversely affect the rights of any former Employee (or the survivor of any former Employee) then receiving benefits; and provided further, that the vested benefits which any Employee had accrued immediately prior to the effective date of such amendment or termination shall not be reduced.

(8) Effective as of September 1, 2004, Section 2(c) of Annex I of the Plan is amended to read as follows:

(c) the eligible Employee’s adjusted monthly retirement income and actual monthly retirement income shall each be actuarially adjusted to the equivalent single life annuity form of payment.

(9) All section numbers and cross references thereto are appropriately amended to effectuate the intention of the foregoing amendments.

Dated at Waterbury, Connecticut the            day of      , 20 .

ATTEST:	WEBSTER BANK

By

Its Secretary	Title: